Exhibit 99.1

MITESCO UPDATES ON CENTCORE CLOUD COMPUTING, DUAL STRATEGY

July 30, 2024 – Vero Beach, Florida -- Mitesco, Inc. (OTC:MITI, “the Company,” www.mitescoinc.com ) today announced that its Centcore Cloud Computing business unit ( www.centcoreusa.com ) expanded its processing environment to now include both Microsoft and Linux, in a “shared virtual tenancy”, or via dedicated servers. It is also quoting virtual remote backup for several potential clients, including video backup for facility monitoring aimed at risk avoidance and law enforcement for a number of dedicated clients.

“We’ve been in operation less than a month and we have had an exceptional response from the marketplace, generating revenue in Q2, starting with four (4) clients and quoting new clients every week. Our dual strategy allows us to offer both “generic” processing aimed at delivering a superior experience for dedicated clients. For infrastructure related compute driven applications we have robust configurations that offer the best speeds and response times in the industry,” explained Mack Leath, CEO for Mitesco. He continued “for our new clients we offer a guaranteed cost advantage over AWS, Azure or Google cloud of at least 20% when compared to their most recent billings. Our data center provides not just 100% uptime, but DoD level cybersecurity, and remote backup via both terrestrial and satellite downlink approaches.”

When asked about the previously announced focus on infrastructure related application software hosting, he replied, “We intend to develop a complete line of infrastructure related applications, all available on a “pay-for-only-what-you-need” basis, all from a single login and screen. This supports the need to gather data across multiple sources, both historical and new design that is needed for design, permitting, construction and ongoing maintenance. Many players must have access across to the entire project document set with multiple disciplines participating, with a long-term lifecycle approach to document management. There are many excellent software application providers, and we intend to orchestrate a full suite of offerings with the most competitive pricing in the market today.”

The Company recently attended the ESRI International User Group meeting and is in discussion with several users of the ESRI Enterprise Suite about the hosting of their licenses. Other complementary applications being pursued include LIDAR processing, remote sensing and surveying applications. “As we complete the GIS suite, we will move into civil engineering with a focus on environmental and water related applications, then mechanical design and structural design including finite element analysis (FEA) and elastic/plastic modeling. We expect a full suite of integrated applications for every design and engineering applications through a “desktop” approach, without the need for workstation hardware or licenses, “explained Leath. Beyond the initial ESRI GIS service offering, it expects to support Trimble, Autodesk, Ansys, Intergraph/Hexagon, Bentley, PTC and many other formats and integrations within the “digital twin” design approach.

To see how much you can save over your current platform, please send an email to: bvalania@centcomusa.com.

About Centcore, LLC

Centore, LLC (www.centcoreusa.com ) is a wholly owned business unit of Mitesco, Inc. providing highly secure data center resources and managed services for dedicated applications and custom development. Within its primary site is extensive high-performance computing and storage aimed at data intensive applications. It is growing a library of applications for resale from its users including providers of services and solutions. It can offer specialized computing capabilities within its 25,000 sq. ft. data center, including development platforms for scientific computing, image processing and A.I. oriented systems.

About Vero Technology Ventures
Our new venture arm is looking for scalable solutions using cloud computing for improved productivity, generally aimed at business and government. Infrastructure, engineering, design, analytics, process control are all areas of interest, as well as productivity tools for data center operations. We believe the current and near-term computing resources can be applied to make a significant change in productivity. If you have a need for growth capital and are willing to work in a team environment to grow your business, we should talk! Please drop us a line at; VTV@mitescoinc.com .

About Mitesco, Inc.

Mitesco ( www.mitescoinc.com ) is seeking to build a growth-oriented company, providing products, services and technology to make accessible, higher quality, and more affordable solutions. The Mitesco team has experience in both start-ups and turnarounds intent on building successful growth situations, using both organic and acquisition growth strategies. Mitesco embraces the belief that when consumers' expectations are exceeded, the business’ performance may do so as well.

Contact:

Mitesco Investor Relations

Jimmy Caplan

jimmycaplan@me.com

512.329.9505

Mitesco Media Relations
Rick Eisenberg

eiscom@msn.com

917-691-8934

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the expected foreclosure of several of our clinics. Words such as “expects,” “anticipates,” “aims,” “projects,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “assumes,” “may,” “should,” “could,” “would,” “foresees,” “forecasts,” “predicts,” “targets,” “commitments,” and variations of such words and similar expressions are intended to identify such forward-looking statements. We caution you that the foregoing may not include all the forward-looking statements made in this press release.

These forward-looking statements are based on the Company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the Company’s control. Actual results and the timing of events may differ materially from those contemplated by such forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the ability to obtain additional financing; the risk that commenced and threatened litigation may result in material judgments against the Company; and other risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q, and 8-K and in other filings the Company makes with the Securities and Exchange Commission from time to time, available at www.sec.gov .